Exhibit 99.1

Praxair Reports Third-Quarter Results

  Sales of $2.3 billion rose 7% from the second quarter
  Adjusted operating profit margin of 21%*
  Adjusted diluted EPS of $1.02 up 6% from second quarter*
  Strong cash flow from operations of $547 million
  Fourth-quarter diluted EPS guidance of $1.05 to $1.10; full-year adjusted diluted EPS of $3.96 to $4.01*

DANBURY, Conn.--(BUSINESS WIRE)--October 28, 2009--Praxair, Inc. (NYSE:PX) reported third-quarter net income and diluted earnings per share of $325 million and $1.04, respectively. These results include a net after-tax benefit of $7 million, or 2 cents of diluted earnings per share, resulting from a $306 million pre-tax charge, and $313 million of income tax benefits, related primarily to a Brazilian government tax amnesty program.

Excluding these items, net income was $318 million and diluted earnings per share were $1.02, as compared to $355 million and $1.11 in the prior-year quarter.*

Sales in the third quarter were $2,288 million, 20% below $2,852 million in the third quarter of 2008. Excluding the negative effects of foreign currency and cost pass-through, underlying sales were 9% lower due to 11% lower volumes partially offset by 2% higher overall pricing. Sequentially, sales rose 7% from the 2009 second quarter.

Reported operating profit in the third quarter was $174 million. Excluding the above-mentioned charge, adjusted operating profit was $480 million, 12% below the prior-year period and 7% above the second quarter. Adjusted operating margin was 21% in the current quarter, up from 19.1% in the prior year as cost reductions and pricing more than offset volume declines.*

The company generated strong cash flow from operations of $547 million in the quarter which funded $334 million of capital expenditures, supporting primarily the construction of new on-site production plants for customers under long-term contracts. Acquisition expenditures were $117 million, primarily for the purchase of Sermatech International Holdings Corp. which was announced on July 1, 2009 and closed during the quarter. The company paid $122 million of dividends. The after-tax return-on-capital ratio and return on equity for the quarter were 13.6%, and 26.2%, respectively.*

Commenting on the results and business outlook, Chairman and Chief Executive Officer Steve Angel said, “Business conditions stabilized globally during the quarter. Our base business volumes improved from the second quarter in all our geographic regions. The strongest pick-up was in Asia and South America, where government stimulus programs have increased domestic demand and industrial production. To a lesser extent, volumes in North America and Europe also improved from the 2009 second quarter, due primarily to increased production by our metals, chemicals and electronics customers. Overall demand from general manufacturing markets in these regions remains relatively weak and has yet to show meaningful signs of recovery.

“We continue to hold a tight rein on costs. Our cost reduction and productivity programs have offset a substantial amount of the impact of lower volumes compared to last year. Our lower cost base will therefore give us significant operating leverage as volumes improve.”

For the fourth quarter of 2009, Praxair expects diluted earnings per share in the range of $1.05 to $1.10.

For the full year of 2009, Praxair expects sales to be about $9 billion. The company expects adjusted diluted earnings per share to be in the range of $3.96 to $4.01.* Full-year capital expenditures are expected to be about $1.4 billion.

Following is additional detail on third-quarter 2009 results by geographic region and for Praxair Surface Technologies.

In North America, third-quarter sales were $1,162 million, 25% below the third quarter of 2008. Excluding the negative effect of currency and cost pass-through, underlying sales declined 12% due to lower volumes, partially offset by higher overall pricing. Higher refinery hydrogen volumes were offset by lower volumes to chemicals, metals, and general manufacturing markets. Compared to the second quarter of 2009, sales grew 4% primarily due to higher volumes to chemicals and steel customers. Despite 13% lower volumes compared to the prior year, operating profit of $263 million declined only 4% due to significantly lower costs.

In Europe, third-quarter sales were $323 million, 16% below the prior year. Excluding currency effects, sales were 8% below the prior year due to lower volumes in manufacturing and metals markets. Operating profit was $68 million in the quarter, compared to $96 million in the prior-year quarter due to lower volumes and currency effects. Compared to the 2009 second quarter, sales and operating profit both improved.

In South America, third-quarter sales were $436 million, 17% below the prior-year period. Excluding currency effects, sales were 6% below the prior-year quarter. Operating profit in the third quarter was $94 million, 15% below the prior-year period due to lower volumes partially offset by higher pricing levels. As compared to the second quarter, sales and operating profit ex-currency effects both improved from moderately higher volumes and cost reduction.

Sales in Asia were $232 million in the quarter, 3% below the third quarter of 2008. Excluding currency translation effects, underlying sales grew 3% from the prior-year quarter and 15% from the second quarter of 2009. Sales growth in the region came from higher on-site and liquid volumes in China, India, and Korea and was broad-based across most industrial end markets. Operating profit was $37 million, 3% below the prior-year quarter but 12% higher sequentially.

Praxair Surface Technologies had third-quarter sales of $135 million versus $145 million in the prior-year quarter. Excluding currency effects and the sales contribution from the Sermatech acquisition, sales were 17% below the prior-year quarter. Higher coatings volumes for jet engines and natural gas turbines were more than offset by lower coatings volumes for industrial gas turbines and for general manufacturing markets in the U.S. and Europe. Operating profit was $18 million in the quarter versus $25 million in the prior-year period and $19 million in the second quarter, reflecting lower overall volumes and acquisition integration expenses.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2008 sales of $10.8 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

*See the attachments for calculations of non-GAAP measures related to third-quarter operating profit, incomes taxes, net income, and diluted earnings per share, adjusted to exclude the impact of the Brazil tax amnesty program and other charges which resulted in a net after-tax benefit of $7 million, or 2 cents of diluted earnings per share; and after-tax return-on-capital; return-on-equity; and debt-to-capital ratios.

Attachments: Non-GAAP Reconciliation – Brazil Tax Amnesty Program and Other Charges, Statements of Income, Balance Sheets, Statements of Cash Flows, Segment Information, Quarterly Financial Summary and Appendix: Non-GAAP Measures

A teleconference on Praxair’s third-quarter results is being held this morning, October 28, at 11:00 am Eastern Time. The number is (617) 614-3449 -- Passcode: 51428025. The call also is available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference are available on www.praxair.com/investors.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of tax, environmental, home healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. The company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in the company’s latest Annual Report on Form 10-K filed with the SEC which should be reviewed carefully. Please consider the company’s forward-looking statements in light of those risks.

Non-GAAP Reconciliation - Brazil Tax Amnesty Program and Other Charges

The following is a reconciliation of 2009 third quarter reported GAAP amounts to Adjusted Non-GAAP amounts. The Non-GAAP adjustments eliminate the impacts of a net after-tax benefit of $7 million, or $0.02 per diluted share, related to a recently announced Federal tax amnesty program in Brazil (referred to as “Refis Program”) and other charges. The company believes these adjustments are not indicative of ongoing business trends, and accordingly, the non-GAAP measures are presented so that investors can evaluate and analyze historical and future business trends on a consistent basis, and in line with how management evaluates performance and trends.

(Millions of dollars)	Operating Profit	Income Taxes	Net Income	Diluted EPS

As Reported - GAAP	$174	$(187)	$325	$1.04
Non-GAAP Adjustments:
Brazil Refis Program, NOL and Other Brazil Government Matters	282	329	(47)	(0.15)
Brazil Business Restructure	24	8	16	0.05
Tax Adjustments	-	(24)	24	0.08
Total Non-GAAP Adjustments	306	313	(7)	(0.02)
Adjusted Non-GAAP*	$480	$126	$318	$1.02

* See Appendix for Non-GAAP calculations

Pursuant to the Refis Program, the company intends to settle certain non-income tax and income tax disputes with the Brazilian government at substantial discounts. The $306 million charges to operating profit reflects the settlement of non-income tax disputes, reserves taken for Brazilian government receivables and a state tax matter, and the write-down of an idle manufacturing plant and related assets in Brazil. There is a $313 million income tax benefit primarily because the Refis Program allows for a portion of the settlement obligations to be satisfied with income tax net operating loss carryforwards (NOLs) and because the company had previously fully reserved these NOL deferred income tax assets.

Although the Refis Program has no cash impact in the 2009 third quarter, management expects there will be up to $90 million of incremental cash outflow in the 2009 fourth quarter.

PRAXAIR, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (a) (Millions of dollars, except per share data) (UNAUDITED)

	Quarter Ended September 30,		Year to Date September 30,
	2009	2008	2009	2008

SALES (b)	$2,288	$2,852	$6,549	$8,393
Cost of sales	1,277	1,734	3,662	5,077
Selling, general and administrative	284	341	814	1,017
Depreciation and amortization	217	218	623	644
Research and development	20	24	56	72
Brazil tax amnesty program and other charges (c)	306	-	306	17
Other income (expense) - net	(10)	9	(25)	3
OPERATING PROFIT	174	544	1,063	1,569
Interest expense - net	32	50	100	149
INCOME BEFORE INCOME TAXES AND EQUITY INVESTMENTS	142	494	963	1,420
Income taxes (c)	(187)	139	36	398
INCOME BEFORE EQUITY INVESTMENTS	329	355	927	1,022
Income from equity investments	7	11	18	28
NET INCOME (INCLUDING NONCONTROLLING INTERESTS)	336	366	945	1,050
Less: noncontrolling interests	(11)	(11)	(31)	(39)
NET INCOME - PRAXAIR, INC. (c)	$325	$355	$914	$1,011

PER SHARE DATA - PRAXAIR, INC. SHAREHOLDERS (c)

Basic earnings per share	$1.06	$1.13	$2.97	$3.22

Diluted earnings per share	$1.04	$1.11	$2.93	$3.15

Cash dividends	$0.40	$0.375	$1.20	$1.125

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic shares outstanding (000's)	307,360	313,749	307,712	314,332
Diluted shares outstanding (000's)	312,182	319,505	312,185	320,719

(a)	Effective January 1, 2009, Praxair adopted the new noncontrolling interest guidance under Accounting Standards Codification 810 (ASC 810), "Consolidation" and reclassified 2008 amounts to conform to the current year presentation. ASC 810 requires noncontrolling interests (previously referred to as minority interests) to be included in net income in the consolidated statement of income. Per share data remains unchanged and is based upon "Net Income - Praxair, Inc."

(b)	Sales for the 2009 quarter and year-to-date periods decreased $151 million and $354 million, respectively, due to lower cost pass-through, with minimal impact on operating profit compared to 2008. Sales for the quarter and year-to-date period decreased $160 million and $672 million, respectively, due to currency effects versus 2008.

(c)	The 2009 quarter and year-to-date periods include a net after-tax benefit of $7 million ($306 million pre-tax charge offset by a $313 million tax benefit), or $0.02 per diluted share, related to a recently announced Federal tax amnesty program in Brazil (referred to as the “Refis Program”) and other charges. The 2008 year-to-date period includes a pension settlement charge of $17 million ($11 million after-tax or $0.03 per diluted share). See Appendix.

PRAXAIR, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Millions of dollars) (UNAUDITED)

	September 30, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$65	$32
Accounts receivable - net	1,629	1,604
Inventories	398	445
Prepaid and other current assets	207	220
TOTAL CURRENT ASSETS	2,299	2,301

Property, plant and equipment - net	8,807	7,922
Goodwill	2,057	1,909
Other intangibles - net	144	121
Other long-term assets	864	801
TOTAL ASSETS	$14,171	$13,054

LIABILITIES AND EQUITY
Accounts payable	$717	$820
Short-term debt	242	642
Current portion of long-term debt	266	674
Other current liabilities	810	843
TOTAL CURRENT LIABILITIES	2,035	2,979

Long-term debt	4,727	3,709
Other long-term liabilities	2,002	2,055
TOTAL LIABILITIES	8,764	8,743

EQUITY (a)
Praxair, Inc. shareholders' equity	5,085	4,009
Noncontrolling Interests	322	302
TOTAL EQUITY	5,407	4,311
TOTAL LIABILITIES AND EQUITY	$14,171	$13,054

(a)	ASC 810 requires noncontrolling interests (previously referred to as minority interests) to be classified as a separate component of equity in the consolidated balance sheets. 2008 amounts have been reclassified to conform to the current year presentation.

PRAXAIR, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Millions of dollars) (UNAUDITED)

	Quarter Ended September 30,		Year to Date September 30,
	2009	2008	2009	2008
OPERATIONS (a)
Net income - Praxair, Inc.	$325	$355	$914	$1,011
Noncontrolling interests	11	11	31	39
Net income (including noncontrolling interests) (b)	336	366	945	1,050

Adjustments to reconcile net income to net cash provided by operating activities:
Brazil tax amnesty program and other charges (b)	306	-	306	17
Deferred income taxes (b)	(280)	16	(251)	27
Depreciation and amortization	217	218	623	644
Accounts receivable	(57)	160	(10)	(109)
Inventory	18	11	37	(22)
Payables and accruals (b)	42	(59)	(232)	36
Pension contributions	(114)	(1)	(123)	(14)
Other	79	(81)	164	(231)
Net cash provided by operating activities	547	630	1,459	1,398

INVESTING
Capital expenditures	(334)	(405)	(997)	(1,129)
Acquisitions, net of cash acquired	(117)	(35)	(128)	(105)
Divestitures and asset sales	7	2	20	48
Net cash used for investing activities	(444)	(438)	(1,105)	(1,186)

FINANCING
Debt (decrease) increase - net	78	464	135	820
Issuances of common stock	31	22	68	176
Purchases of common stock	(60)	(559)	(145)	(891)
Cash dividends - Praxair, Inc. shareholders	(122)	(117)	(368)	(353)
Excess tax benefit on stock option exercises	8	8	14	52
Noncontrolling interest transactions and other	(10)	(9)	(32)	(9)
Net cash used for financing activities	(75)	(191)	(328)	(205)

Effect of exchange rate changes on cash and cash equivalents	4	(4)	7	-

Change in cash and cash equivalents	32	(3)	33	7
Cash and cash equivalents, beginning-of-period	33	27	32	17

Cash and cash equivalents, end-of-period	$65	$24	$65	$24

(a)	ASC 810 requires that the reconciliation of net income to net cash provided by operating activities begin with net income including noncontrolling interests. 2008 amounts have been reclassified to conform to the current year presentation.

(b)	The Brazil tax amnesty program and other charges had no cash flow impact in the 2009 third quarter and year-to-date periods and is reflected in the condensed consolidated statement of cash flows as follows:

Net income	$7
Adjustments to net income:
Brazil tax amnesty program and other charges	306
Deferred income taxes	(363)
Payables and accruals	50
Net operating cash flow impact	$-

PRAXAIR, INC. AND SUBSIDIARIES SEGMENT INFORMATION (Millions of dollars) (UNAUDITED)

		Quarter Ended September 30,		Year to Date September 30,
		2009	2008	2009	2008
	SALES
	North America (a)	$1,162	$1,557	$3,446	$4,584
	Europe (b)	323	384	932	1,180
	South America (c)	436	527	1,184	1,507
	Asia (d)	232	239	611	682
	Surface Technologies (e)	135	145	376	440
	Total sales	$2,288	$2,852	$6,549	$8,393

	OPERATING PROFIT
	North America (a)	$263	$274	$783	$811
	Europe (b)	68	96	192	282
	South America (c)	94	111	239	302
	Asia (d)	37	38	96	115
	Surface Technologies (e)	18	25	59	76
	Segment operating profit	480	544	1,369	1,586
	Brazil tax amnesty program and other charges	(306)	-	(306)	(17)
	Total operating profit	$174	$544	$1,063	$1,569

(a)	North American 2009 sales for the quarter and year-to-date periods decreased $160 million and $367 million, respectively, due to lower cost pass-through, with minimal impact on operating profit compared to 2008. Sales for the quarter and year-to-date periods decreased $54 million and $205 million, respectively, due to currency effects versus 2008.

(b)	European 2009 sales for the quarter and year-to-date periods increased $5 million and $1 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2008. Sales for the quarter and year-to-date periods decreased $29 million and $123 million, respectively, due to currency effects versus 2008.

(c)	South American 2009 sales for the quarter and year-to-date periods increased $4 million and $10 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2008. Sales for the quarter and year-to-date periods decreased $56 million and $260 million, respectively, due to currency effects versus 2008.

(d)	Asian 2009 sales for the quarter and year-to-date periods increased $2 million and $8 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2008. Sales for the quarter and year-to-date periods decreased $14 million and $55 million, respectively, due to currency effects versus 2008.

(e)	Surface Technologies 2009 sales for the quarter and year-to-date periods decreased $2 million and $6 million, respectively, due to lower cost pass-through, with minimal impact on operating profit compared to 2008. Sales for the quarter and year-to-date periods decreased $7 million and $29 million, respectively, due to currency effects versus 2008. On July 1, 2009, Praxair acquired Sermatech International Holdings Corp., which contributed sales of $22 million in the quarter and nine months ended September 30, 2009 with a minimal impact on operating profit.

PRAXAIR, INC. AND SUBSIDIARIES QUARTERLY FINANCIAL SUMMARY (Millions of dollars, except per share data) (UNAUDITED)

	2009			2008
	Q3 (b)	Q2	Q1	Q4 (b)	Q3	Q2	Q1 (b)
FROM THE INCOME STATEMENT
Sales	$2,288	$2,138	$2,123	$2,403	$2,852	$2,878	$2,663
Cost of sales	1,277	1,190	1,195	1,418	1,734	1,748	1,595
Selling, general and administrative	284	265	265	295	341	341	335
Depreciation and amortization	217	207	199	206	218	216	210
Research and development	20	18	18	25	24	24	24
Brazil tax amnesty program and other charges	306	-	-	177	-	-	17
Other income (expenses) – net	(10)	(11)	(4)	32	9	(6)	-
Operating profit	174	447	442	314	544	543	482
Interest expense - net	32	33	35	49	50	52	47
Income taxes	(187)	109	114	67	139	137	122
Income from equity investments	7	6	5	8	11	8	9
Net income (including noncontrolling interests)	336	311	298	206	366	362	322
Less: noncontrolling interests	(11)	(12)	(8)	(6)	(11)	(13)	(15)
Net income - Praxair, Inc.	$325	$299	$290	$200	$355	$349	$307

PER SHARE DATA - PRAXAIR, INC. SHAREHOLDERS
Diluted earnings per share	$1.04	$0.96	$0.93	$0.64	$1.11	$1.08	$0.96
Cash dividends per share	$0.40	$0.40	$0.40	$0.375	$0.375	$0.375	$0.375
Diluted weighted average shares outstanding (000's)	312,182	312,429	311,311	310,719	319,505	322,088	320,409

FROM THE BALANCE SHEET
Total debt	$5,235	$5,107	$5,045	$5,025	$4,944	$4,596	$4,574
Total capital (a)	10,642	10,053	9,420	9,336	10,142	10,584	10,127
Debt-to-capital ratio (a)	49.2%	50.8%	53.6%	53.8%	48.7%	43.4%	45.2%

FROM THE STATEMENT OF CASH FLOWS
Cash flow from operations	$547	$563	$349	$640	$630	$389	$379
Capital expenditures	334	370	293	482	405	380	344
Acquisitions	117	9	2	25	35	30	40
Cash dividends	122	123	123	115	117	119	117

OTHER INFORMATION
Number of employees	26,432	26,139	26,533	26,936	27,957	27,999	27,948
After-tax return on capital (ROC) (a)	13.6%	13.8%	13.8%	14.7%	15.5%	15.4%	14.8%
Return on Praxair, Inc. shareholders' equity (ROE) (a)	26.2%	27.5%	28.7%	28.2%	26.9%	25.7%	24.6%

SEGMENT DATA
SALES
North America	$1,162	$1,120	$1,164	$1,355	$1,557	$1,573	$1,454
Europe	323	306	303	322	384	406	390
South America	436	395	353	382	527	514	466
Asia	232	199	180	209	239	232	211
Surface Technologies	135	118	123	135	145	153	142
Total sales	$2,288	$2,138	$2,123	$2,403	$2,852	$2,878	$2,663
OPERATING PROFIT
North America	$263	$264	$256	$267	$274	$275	$262
Europe	68	61	63	83	96	99	87
South America	94	70	75	87	111	102	89
Asia	37	33	26	34	38	40	37
Surface Technologies	18	19	22	20	25	27	24
Segment operating profit	480	447	442	491	544	543	499
Brazil tax amnesty program and other charges	(306)	-	-	(177)	-	-	(17)
Total operating profit	$174	$447	$442	$314	$544	$543	$482

(a)	Non-GAAP measure, see Appendix.

(b)	The third quarter 2009 includes a charge of $306 million ($7 million after-tax, or $0.02 per diluted share), related to a Federal tax amnesty program in Brazil and other charges; the fourth quarter 2008 includes a charge of $177 million ($114 million after-tax, or $0.37 per diluted share), related to a cost reduction program and other charges; and the first quarter 2008 includes a pension settlement charge of $17 million ($11 million after-tax, or $0.03 per diluted share). See Appendix.

PRAXAIR, INC. AND SUBSIDIARIES APPENDIX NON-GAAP MEASURES (Millions of dollars, except per share data) (UNAUDITED)

The following non-GAAP measures are intended to supplement investors’ understanding of the company’s financial information by providing measures which investors, financial analysts and management use to help evaluate the company’s financing leverage, return on net assets employed and operating performance. Special items which the company does not believe to be indicative of on-going business trends are excluded from these calculations so that investors can better evaluate and analyze historical and future business trends on a consistent basis. Definitions of these non-GAAP measures may not be comparable to similar definitions used by other companies and are not a substitute for similar GAAP measures. Adjusted amounts exclude the impact of the 2009 third quarter Brazil tax amnesty program and other charges, the 2008 fourth quarter cost reduction program and other charges and the 2008 first quarter pension settlement charge which helps investors understand underlying performance on a comparable basis.

	2009			2008
	Q3	Q2	Q1	Q4	Q3	Q2	Q1

Debt to Capital Ratio - The debt-to-capital ratio is a measure used by investors, financial analysts and management to provide a measure of financial leverage and insights into how the company is financing its operations.

Total debt	$5,235	$5,107	$5,045	$5,025	$4,944	$4,596	$4,574
Equity:
Praxair, Inc. shareholders' equity	5,085	4,638	4,073	4,009	4,891	5,671	5,209
Noncontrolling interests	322	308	302	302	307	317	344
Total equity	5,407	4,946	4,375	4,311	5,198	5,988	5,553
Total Capital	$10,642	$10,053	$9,420	$9,336	$10,142	$10,584	$10,127

Debt to capital ratio	49.2%	50.8%	53.6%	53.8%	48.7%	43.4%	45.2%

After-tax return on Capital (ROC) - After-tax return on capital is a measure used by investors, financial analysts and management to evaluate the return on net assets employed in the business. ROC measures the after-tax operating profit that the company was able to generate with the investments made by all parties in the business (debt, noncontrolling interests and Praxair, Inc. shareholders’ equity).

Adjusted operating profit (a)	$480	$447	$442	$491	$544	$543	$499
Less: adjusted income taxes (a)	$(126)	(109)	(114)	$(126)	$(139)	$(137)	$(128)
Less: tax benefit on interest expense	(9)	(9)	(10)	(14)	(14)	(15)	(13)
Add: income from equity investments	7	6	5	8	11	8	9

Net operating profit after-tax (NOPAT)	$352	$335	$323	$359	$402	$399	$367

Beginning capital	$10,053	$9,420	$9,336	$10,142	$10,584	$10,127	$9,655
Ending capital	$10,642	$10,053	$9,420	$9,336	$10,142	$10,584	$10,127
Average capital	$10,348	$9,737	$9,378	$9,739	$10,363	$10,356	$9,891

ROC %	3.4%	3.4%	3.4%	3.7%	3.9%	3.9%	3.7%

ROC % (annualized)	13.6%	13.8%	13.8%	14.7%	15.5%	15.4%	14.8%

Return on Praxair, Inc. Shareholder's equity (ROE) - Return on Praxair, Inc. shareholders' equity is a measure used by investors, financial analysts and management to evaluate operating performance from a Praxair shareholder perspective. ROE measures the net income attributable to Praxair, Inc. that the company was able to generate with the money shareholders have invested.

Adjusted net income - Praxair, Inc. (a)	$318	$299	$290	$314	$355	$349	$318

Beginning Praxair, Inc. shareholders' equity	$4,638	$4,073	$4,009	$4,891	$5,671	$5,209	$5,142
Ending Praxair, Inc. shareholders' equity	$5,085	$4,638	$4,073	$4,009	$4,891	$5,671	$5,209
Average Praxair, Inc. shareholders' equity	$4,862	$4,356	$4,041	$4,450	$5,281	$5,440	$5,176

ROE %	6.5%	6.9%	7.2%	7.1%	6.7%	6.4%	6.1%

ROE % (annualized)	26.2%	27.5%	28.7%	28.2%	26.9%	25.7%	24.6%

(a)	Adjusted Operating Profit and Operating Profit Margin, Income Taxes, Effective Tax Rate, Net income - Praxair, Inc., Diluted EPS and Full-Year Diluted EPS Guidance

			Third Quarter		Fourth Quarter	First Quarter
			2009		2008	2008
		Adjusted Operating Profit and Operating Profit Margin
		Reported operating profit	$174		$314	$482
		Add: Brazil tax amnesty program and other charges (b)	306		177	17
		Adjusted operating profit	$480		$491	$499

		Reported sales	$2,288		$2,403	$2,663
		Adjusted operating profit margin	21%		20%	19%

		Adjusted Income Taxes
		Reported income taxes	(187)		$67	$122
		Add: Brazil tax amnesty program and other charges (b)	313		59	6
		Adjusted income taxes	$126		$126	$128

		Adjusted Effective Tax Rate
		Reported income before income taxes and equity investments	$142		$265	$435
		Add: Brazil tax amnesty program and other charges (b)	306		177	17
		Adjusted income before income taxes and equity investments	$448		$442	$452

		Adjusted income taxes (above)	$126		$126	$128
		Adjusted effective tax rate	28%		29%	28%

		Adjusted Net Income - Praxair, Inc.
		Reported net income - Praxair, Inc.	$325		$200	$307
		Less: Brazil tax amnesty program and other charges (b)	(7)		114	11
		Adjusted net income - Praxair, Inc.	$318		$314	$318

		Adjusted Diluted EPS
		Diluted weighted average shares	312,182		310,719	320,409

		Reported diluted EPS	$1.04		$0.64	$0.96
		Less: Brazil tax amnesty program and other charges (b)	(0.02)		0.37	0.03
		Adjusted diluted EPS	$1.02		$1.01	$0.99

		Reported 2009 second quarter diluted EPS	$0.96
		Percentage change from the 2009 second quarter	6%

		Adjusted Full-Year 2009 Diluted EPS Guidance	Low End	High End
		Expected full-year 2009 diluted EPS	$3.98	$4.03
		Less: Brazil tax amnesty program and other charges (b(i))	(0.02)	(0.02)
		Adjusted expected full-year 2009 EPS	$3.96	$4.01

		Reported 2008 diluted EPS	$3.80	$3.80
		Add: cost reduction program and other charges (b (ii))	0.37	0.37
		Add: pension settlement charge (b (iii))	0.03	0.03
		Adjusted full-year 2008 diluted EPS	$4.20	$4.20

		Percentage change from 2008	-6%	-5%

(b)	Represent non-GAAP adjustments to eliminate the impact of (i) 2009 third quarter Brazil tax amnesty program and other charges, (ii) 2008 fourth quarter cost reduction program and other charges, and (iii) 2008 first quarter pension settlement charge. The company does not believe these items are indicative of on-going business trends and, accordingly, their impacts are excluded from the adjusted non-GAAP amounts so that investors can better evaluate and analyze historical and future business trends on a consistent basis.

	(i)

The 2009 quarter and year-to-date periods include a net after-tax benefit of $7 million ($306 million pre-tax charge offset by a $313 million tax benefit), or $0.02 per diluted share, related to a recently announced Federal tax amnesty program in Brazil (referred to as the “Refis Program”) and other charges. The net after-tax benefit includes the impacts of management’s decision to settle numerous outstanding Federal tax cases under the Refis Program (primarily for sales and value-added taxes), the impact of a reversal of remaining valuation allowances on deferred income tax assets for NOL carryforwards of a Brazilian subsidiary and the impact of charges for other Brazilian government-related matters.  These matters resulted in a pre-tax charge of $282 million, an income tax benefit of $329 million, and a net income tax benefit of $47 million. The net income tax benefit is due to the net operating loss carryforward (NOL) utilization to settle interest obligations and reversal of the remaining NOL deferred tax asset valuation allowances.  Other special items include a pre-tax charge of $24 million ($16 million after-tax) for a business restructure in Brazil and a charge of $24 million to income taxes relating to an entity reorganization and other recent developments in North America and Europe.

	(ii)	The 2008 fourth quarter includes cost reduction program and other charges of $177 million ($114 million after-tax and noncontrolling interests, or $0.37 per diluted share). (See Note 2 on page 56 of Praxair's Annual Report on Form 10-K)

	(iii)	A pension settlement charge of $17 million ($11 million after-tax or $0.03 per diluted share) was recorded in the 2008 first quarter related to lump sum benefit payments made from the U.S. supplemental pension plan to a number of recently retired senior managers, including Praxair's former chairman and chief executive officer. (See Note 17 on page 80 of Praxair's Annual Report on Form 10-K)

CONTACT:
Praxair, Inc.
Susan Szita Gore, 203-837-2311 (Media)
susan_szita-gore@praxair.com
Elizabeth Hirsch, 203-837-2354 (Investors)
liz_hirsch@praxair.com